Exhibit 99.8

P R O X Y   C A R D

LIONHEART ACQUISITION CORPORATION II

Special Meeting of Stockholders

_____, 2022 _____ a.m. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Lionheart Acquisition Corporation II hereby appoint(s) _____, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) each of them, individually, to represent and to vote in the name of the undersigned, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Lionheart Acquisition Corporation II that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at ______ a.m. Eastern Time on, _____, 2022, at Lionheart Acquisition Corporation II's corporate headquarters, located at 4218 NE 2nd Avenue, Miami, FL 33137, and any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares at the Special Meeting and hereby ratifies all that said proxies may do at the Special Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS: FOR PROPOSALS 1, 2, 3, 4.A, 4.B, 4.C, 4.D, 4.E, 6 AND 7, AND FOR ALL IN PROPOSAL 5, EXCEPT YOU WILL NOT BE DEEMED TO VOTE FOR ANY PERSON WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ON THE REVERSE SIDE.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at https://_______.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

(Continued and to be marked, dated and signed on reverse side)

SEE REVERSE SIDE

The Business Combination Proposal: A proposal to approve and adopt that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as it may be amended from time to time, the “MIPA”), by and among the Lionheart Acquisition Corporation II (the “Company” and, following the consummation of the Business Combination (as defined below), the “Post-Combination Company”), Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of the Company (“Opco”), the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members, a copy of which is attached to the proxy statement/prospect us as Annex A, pursuant to which the Membe rs will, at the closing of the transactions contemplated by the MIPA (the “Closing”), sell and assign all of their membership interests in MSP to Opco in exchange for non-economic voting shares of Class V commo n stock, par value $0.0001 per share, of the Company (“Class V Common Stock”) and non-voting economic Class B Units of Opco (“Class B Units, ” and each pair consisting of one share of Class V Common Stock and one Class B Unit, an “Up-C Unit”) or, pursuant to notice delivered to the Company, with respect to all or a portion of the Up-C Units to be receive d by each such Member, one share of Class A common stock, par value$0.0001 per share, of the Company (“Class A Common Stock”) in lieu ofeach Up-C Unit(the transactions contemplated by the MIPA are referre d to as the “Business Combination”), which we refer to as the “Busines s Combination Proposal”;The NASDAQ Proposal: To consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the issuance and/or sale of: (a) an aggregate of 3,250,000, 000 F O R shares of Class V Common Stock to the Members (or their designees) as consideration for the Business Combination; (b) 5,750,000 shares of Class A common stock upon the automatic conversion of Class B commonstock, par value $0.0001 per share, of the Company in accordance withthe terms of the Amended and Restated Certificate of Incorporation of the Company, dated August 13, 2020 (the “Existing Charter”); and (c) subject to compliance with applicable law, an aggregate of approximatel y 1,029,000,000 newly issued warrants, each to purchase one share of Class A Common Stock for an exercise price of $11.50 per share, declare d as a dividend to be issued to the holders of record of the Class A Commo n Stock as of the date of the Closing, after giving effect to the waiver of the right, title and interest in, to or under, participation in any such dividend by the Members, on behalf of themselves and any of their designees, which we refer to as the “NASDAQ Proposal”;The Charter Approval Proposal: To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached to the accompanying proxy statement as Annex B, which if approved and adopted will go into effect prior to the Closing, which we refer to as the “Chart er Approval Proposal”;The Non-Binding Governance Proposals: To consider and vote upon, on a non-binding advisory basis, the separate proposals with respect to certain governance provisions in the Proposed Charter in accordance with the requirements of the Securities and Exchange Commission (the “Non - Binding Governance Proposals”):  Proposal No. 4.A: Change in Authorized Shares—To approve and adopt (i) an increase of the Company’s total number of authorize d shares of capital stock from 111,000,000 shares to 8,760,000,0 00 shares of capital stock, (ii) an increase of the Company’s authorized Class A Common Stock from 100,000,000 shares to 5,500,000,000 shares of Class A Common Stock, (iii) the creation of the Class V Common Stock, consisting of 3,250,000,0 00 authorized shares of Class V Common Stock and (iv) an increase of the Company’s authorized shares of preferred stock (“Preferre d Stock”) from 1,000,000 to 10,000,000 shares of Preferred Stock;Proposal No. 4.B: Dual Class Stock: To approve and adopt an amendment to the Existing Charter that provides for a capital structure with two classes of common stock and pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstandin g shares of common stock of the Company will vote together as a single class on all matters with respect to which stockholders of the Company are entitled to vote under applicable law, the Propose d Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise duly called for by the Company; provided, however, that except as may otherwise be required by applicable law, each holder of outstandin g shares of common stock of the Company will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any othe r outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL. In each such vote, the holders  of Class A Common Stock and holders of Class V Common Stock will be entitled to one vote per share of Class A Common Stock or Class V Common Stock, respectively, including the election of directors and significant corporate transactions (such as a merge r or other sale of the Company or its assets);Proposal No. 4.C: Removal of Directors – To approve and adopt an amendment to the Existing Charter that provides that until any time prior to the Voting Rights Threshold Date, any director of the Board elected by the stockholders generally entitled to vote may be removed with or without cause by a simple majority voting togethe r as a single class and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the Company generally entitled to vote thereon, voting together as a single class;Proposal No. 4.D: Required Stockholder Vote to Amend Ceraint Sections of the Proposed Charter – To approve and adopt an amendment to the Existing Charter that provides that, from andafter the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 662∕3% in voting power of the then outstanding shares of the Company generally entitled to vote is required to make any amendment to Article Seventh (Board of Directors) or Article Eighth (Written Consent of Stockholders) of the Proposed Charter;Proposal No. 4.E: Required Stockholder Vote to Amend the Amended and Restated Bylaws – To approve and adopt an amendment to the Existing Charter that provides that that, inaddition to any affirmative vote required by the Proposed Charte r, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Company shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstandin g shares of the Company generally entitled to vote, voting togeth er as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of stock of the Company generally entitled to vote, voting together as a single class;  5. The Director Election Proposal: To consider and vote upon a proposal, assuming that each of the Business Combination Proposal, the Nasdaq Proposal, and the Charter Approval Proposal are approved at the Special Meeting, to elect seven directors to serve on the Board of the Post- Combination Company, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s first annual meeting of stockholders, each Class II director having a term that expires at the Post-Combinati on Company’s second annual meeting of stockholders, and each Class III director having a term that expires at the Post-Combination Company’s third annual meeting of stockholders, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Board of the Post-Combination Company will be staggered in three classes, with and as the Class I directors, and as the Class II directors and Ophir Sternberg, John H. Ruiz and Frank C. Quesada as the Class III directors. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal, and completion of the Business Combination;To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the names(s) of the nominee(s) on the line below.        A GA INST AB STAIN  FO R  A GA INST A B ST A IN  F O R A G AINST A BSTAIN  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS  Please mark vote as indicated in this example  X    F O R A G AINST A BSTAIN  F O R A G AINST FOR ALL A L L A L L E XC EPT  F O R  A GA INST A B ST A IN  F O R  A GA INST A B ST A IN  F O R  A GA INST A B ST A IN  F O R A G AINST A BSTAIN

 6. The Incentive Plan Proposal: To consider and vote upon a proposal , assuming the Business Combination Proposal is approved and adopted, to approve and adopt the MSP Recovery, Inc. 2022 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospec tus as Annex J, and the material terms thereunder; and  7. The Adjournment Proposal: To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, in accordance with the terms of the MIPA.  Date: , 2022    Stockholder’s Signature    Stockholder’s Signature (if held jointly)Please sign exactly as your name(s) appear(s) hereon. When signngi as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  F O R A G AINST A BSTAIN  F O R A G AINST A BSTAIN